EXHIBIT 10.5

JOINT OPERATING AGREEMENT

This Joint Operating Agreement is dated as of this 19th day of July, 2001, between CENTRAL HOCKEY LEAGUE, INC., an Oklahoma Corporation, hereinafter called “CHL” and WESTERN PROFESSIONAL HOCKEY LEAGUE, INC., a Texas Corporation, hereinafter called “WPHL.” The WPHL and CHL are jointly referred to as the “Leagues.”

WHEREAS, WPHL is the operator of the Western Professional Hockey League, a minor professional hockey league with thirteen (13) teams currently operating in the States of Texas, Louisiana, New Mexico and Mississippi; and

WHEREAS, the CHL is the operator of the Central Hockey League, a minor professional hockey league with ten (10) teams currently operating in the States of Texas, Oklahoma, Tennessee, Georgia, Kansas, Indiana, and North Carolina; and

WHEREAS, WPHL and CHL desire to jointly conduct the operations of WPHL and CHL under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein, CHL and WPHL, intending to be legally bound, agree as follows:

1. Summary of Agreement

From the date of this Agreement through the completion of ten (10) seasons of play, but in no event later than May 30, 2011, the WPHL and CHL shall conduct operations jointly under the terms and conditions set forth herein, or as may be subsequently agreed from time to time in writing. The Leagues shall operate under the tradename “Central Hockey League” and shall work together to develop a secondary mark called the “Central League.” Teams from both Leagues shall compete in divisions according to geographic location and without regard to league affiliation. Following regular season and playoff competition, one championship of both Leagues shall be awarded under the name “Central Hockey League.”

The names and locations of all teams from the WPHL and CHL expected to participate under this Agreement (the “Teams”) and the anticipated divisions in which they will compete in the 2001/2002 Season are set forth on Schedule A. Such Teams shall be finalized no later than June 15, 2001. Upon the execution of this Agreement, the CHL and WPHL shall obtain the written consent of their respective teams to the terms hereof.

This Agreement does not purport to set forth each and every term or condition of the joint operation of the Leagues. Rather, CHL and WPHL agree to cooperate and negotiate in good faith concerning the implementation of this Agreement, and the Leagues agree to execute such other and further documents as may be necessary to memorialize and effectuate the intent of this Agreement. No party hereto shall be liable for the payment or performance of any debts, obligations, or liabilities of the other party whether now owing or hereafter incurred, unless expressly assumed in writing in this Agreement or otherwise.

Each party retains full control over the employment, direction, compensation and discharge of its employees, and will be solely responsible for all compensation of such employees, including social security, withholding and worker’s compensation responsibilities.

2. Joint Operations

1.    Governance.    The operations shall be governed by an oversight board (the “Board”) consisting of three members: one designated by the CHL, one designated by the WPHL, and one designated jointly. The Board shall have authority over the joint operation of the Leagues; provided, however, the Board shall be prohibited from taking any action that could adversely impact the economic benefits derived from this Agreement by WPHL and CHL, and the Board is impressed with an express duty to protect and preserve such benefits. Notwithstanding any other terms or provision of this Agreement, the WPHL and CHL shall remain separate and distinct legal entities and shall maintain separate books and records subject to audit by the other.

2.    Management.    The WPHL and CHL shall manage the operations jointly, with offices in Indianapolis, Indiana and Phoenix, Arizona, or in such other locations as the Board may determine appropriate. During the first year of operation, the management positions and responsibilities shall be as set forth on Schedule B (the “Staff”). The Staff shall be reviewed on an “as needed” basis, but in no event later than annually, with changes made as appropriate and approved by the Board.

3.    Budgeting.    The Staff shall be responsible for preparation of operating budgets and the handling of all revenue from and expenses of operations. Budgets prepared by the Staff shall be approved by the Board and shall be the basis for determining “Net Income” as used herein.

4.    Distributions.    Net Income from operations shall be determined and allocated as follows:

a.    “Operating Revenue” shall be the sum of (i) the aggregate amount of dues collected from all Teams during an operating year up to $75,000.00 per team (including any fees paid pursuant to paragraphs 7(a)-(c) hereof) plus (ii) fifty percent (50%) of expansion fees collected during such year other than from teams listed on Schedule A hereof, plus (iii) all marketing and sponsorship proceeds collected during each year except that which is derived from the agreements set forth on Schedule C. “Operating Revenue” expressly excludes (a) all fees paid by any Team in excess of $75,000.00 during an operating year, (b) fifty percent (50%) of any fees collected as payment for expansion franchises as provided in paragraph 5 hereof and any expansion fees paid by the Teams listed on Schedule A, and (c) all marketing and sponsorship proceeds collected during such year pursuant to the agreements set forth on Schedule C except pursuant to any renewals or extensions thereof after the date of this Agreement (collectively referred to as “Extraordinary Revenue”). “Net Income” shall be determined by deducting from Operating Revenue the expenses approved according to the Budget described in paragraph 3 hereof.

b.    Net Income shall be allocated to WPHL and CHL by a fraction the numerator of which is the Operating Revenue collected (not including Extraordinary Revenue) from each League’s Teams respectively, and any expansion team originated by such League, and the denominator being the total Operating Revenue (not including Extraordinary Revenue) collected from all League Teams. A sample calculation is set forth below:

Total Operating Revenue	$1,600,000
Total expenses	$1,200,000

Net Income	$400,000

Operating Revenue from WPHL Teams	$720,000	= .45

Total Operating Revenue	$1,600,000

WPHL would receive $180,000 (.45 x $400,000)
CHL would receive $220,000 (.55 x $400,000)

c.    Extraordinary Revenue shall be distributed to the proper party upon receipt; provided, however, the Staff shall have the discretion to reserve up to ten percent (10%) of such Extraordinary Revenue to cover potential operating capital shortfalls (the “Operating Reserve”). Any such Operating Reserve from Extraordinary Revenue shall be reviewed at the conclusion of each calendar quarter to determine if the necessity for the reserve continues to exist.

d.    In the event of operating losses or a shortage in operating capital that is not covered by the Operating Reserve, the CHL and WPHL shall be liable for such shortfall on a pro rata basis, equal to the percentage of Teams originated and having operated during the year in which such shortfall occurs.

5.    Expansion.    The Board shall have the authority to grant new franchises upon the request of the WPHL or CHL under such terms and conditions as may be established by the Board from time to time. The Board shall determine whether the WPHL or CHL has originated a team and such expansion team shall enter into a license agreement with the CHL. Expansion Fees, other than fees for the three teams exempted herein, shall be divided as follows: 50% shall be paid to the League determined to have originated the team and 50% shall be added to Operating Revenue in Paragraph 4 above. Notwithstanding the foregoing allocation of expansion fees, all costs and fees associated with due diligence review and approval of any such expansion team shall be paid from Operating Revenue as part of the operating budget described in paragraphs 3 and 4 hereof. During the term of this Agreement, the WPHL and the CHL will each be allowed to originate the three expansion teams and retain all expansion fees related thereto. Within ninety (90) days of the execution of this Agreement, the WPHL and CHL shall each designate not more than six (6) cities in which such “grandfathered” expansion franchises may be located. A “grandfathered” Team shall execute a license agreement with its respective originating League.

6.    Intellectual Property.    The Leagues hereby grant a non-exclusive license to each other for use of all tradenames, copyrighted marks, other intellectual property and marketing rights. Both Leagues shall keep all marks and marketing agreements and rights in effect for the entire term of this Agreement. Any new marks or rights created by virtue of this Agreement shall be owned by CHL and WPHL pro rata according to the number of Teams originated.

7.    Franchise Fees.    Within thirty (30) days following the execution of this Agreement, the WPHL and CHL shall conduct meetings of all governors to discuss and standardize all rules, regulations and other matters concerning hockey operations. The Leagues shall approve the following fees subject to future modification by the Board:

a)	Relocation fee - $100,000.00

b)	Transfer fee (excluding affiliates) - $50,000.00

c)	Suspension fee (one year only) - $75,000.00 and payment of any outstanding fees. (For the 2001 - 2002 season only - Teams may suspend upon payment of $50,000.00)

d)	Expansion fee -

(1)	$1,000,000.00 - teams in new buildings

(2)	$500,000.00 - all others.

(All	expansion teams must meet the standards established by the Board.)

e)	Franchise performance account - as established by the Board and Staff.

8.    Obligations Several.    Neither the CHL nor the WPHL shall assume any obligation of the other except as expressly agreed to in writing and set forth in Schedule D. Each party shall indemnify the other against all contracts, obligations and liabilities of the other party, accrued or contingent, due or not due.

9.    Arena Development.    CHL expressly agrees and covenants that International Coliseum Corporation (“ICC”) shall have the sole and exclusive right (subject to CHL League Teams Territorial Rights and CHL reserved locations as set forth on Schedule E) to construct facilities for participation in the Leagues during the term of this Agreement. The rights granted to ICC hereunder do not preclude the Leagues from awarding new franchises to cities where facilities suitable for hockey currently exist or where such facilities are constructed independently of any negotiations or discussions with the WPHL or CHL.

10.    Purchase Option.    At the conclusion of the term of this Agreement, CHL shall have the option to purchase all of WPHL’s interest in and rights related to the WPHL

Teams then operating under this Agreement, and any other hockey-related assets of WPHL. Such assets shall be principally comprised of the WPHL Teams listed on Schedule A and the “grandfathered” WPHL Teams admitted pursuant to Paragraph 5. The CHL shall exercise such option by giving written notice to WPHL at least one hundred eighty (180) days prior to the expiration of this Agreement. The purchase price for the exercise of such option by either CHL or WPHL shall be the fair market value of the assets as of the end of the term of this Agreement as determined by an independent valuation expert acceptable to the WPHL and CHL. If the WPHL and CHL cannot in good faith agree on the selection of an independent third-party business valuator, then both parties will propose a firm and these two firms will be used to select the third-party valuator. Any dispute between the parties arising from the selection of the third-party valuator shall be governed by Paragraph 27 of this Agreement. Payment shall be made not later than June 15, 2011. In the event the CHL exercises its option hereunder, the term of the rights granted to ICC pursuant to Paragraph 9 hereof shall be extended for an additional ten (10) years, and the WPHL shall execute an agreement not to compete with the CHL for a period of five (5) years.

11.    Representations and Warranties by CHL.    CHL hereby represents and warrants unto WPHL as follows:

A.    CHL is validly existing and in good standing under the laws of the State in which they are operating, with full right, power and authority to own, operate and rent its assets and properties and to carry on its business as now conducted.

B.    The execution, delivery and performance of this Agreement are within the legal capacity and power of the CHL; require the approval or consent of no other persons; and neither violate nor constitute a default under the terms of any agreement, document or instrument binding upon the CHL. This Agreement is a legal, valid and binding obligation of the CHL enforceable in accordance with its terms, except insofar as the enforcement hereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to equitable principles limiting the availability of specific performance or other equitable remedies.

C.    CHL has no knowledge of any contingent or other liabilities, including but not limited to, lawsuits, claims or disputes between employees, customers, vendors, vendees, or other persons or entities, exist which would adversely affect this transaction except as set forth in Schedule F, attached hereto and made a part hereof, and no material changes in the financial condition shall occur prior to closing.

All representations and warranties shall survive the Closing.

12.    Representations and Warranties by WPHL.    WPHL represents and warrants the following:

A.    WPHL is validly existing and in good standing under the laws of the State in which they are operating, with full right, power and authority to own, operate and rent its assets and properties and to carry on its business as now conducted.

B.    The execution, delivery and performance of this Agreement are within the legal capacity and power of the WPHL; require the approval or consent of no other persons; and neither violate nor constitute a default under the terms of any agreement, document or instrument binding upon the WPHL. This Agreement is a legal, valid and binding obligation of the WPHL enforceable in accordance with its terms, except insofar as the enforcement hereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to equitable principles limiting the availability of specific performance or other equitable remedies.

C.    WPHL has no knowledge of any contingent or other liabilities, including but not limited to, lawsuits, claims or disputes between employees, customers, vendors, vendees, or other persons or entities, exist which would adversely affect this transaction except as set forth in Schedule F, attached hereto and made a part hereof, and no material changes in the financial condition shall occur prior to Closing.

All representations and warranties shall survive the Closing.

13.    Conditions Precedent to CHL’S Performance.

A.    The obligation of CHL to perform under this Agreement is subject to the satisfaction of all of the conditions set out below. CHL may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by CHL of any of its other rights or remedies; at law or in equity, if the WPHL shall be in default of any of their representations, warranties, covenants, or obligations under this Agreement; and

B.    All representations and warranties by the WPHL in this Agreement, or in any written statement that shall be delivered to WPHL by any of them under this Agreement, shall be true in all material respects on and as of closing as though made at that time; and

C.    WPHL shall have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of the, on or before the closing; and

D.    CHL review and approval of the Schedules prior to closing; and

E.     All representations and warranties shall survive the closing.

14.    Conditions Precedent to WPHL’s Performance.

A.    The obligations of WPHL under this Agreement are subject to the satisfaction of all of the conditions set out below. WPHL may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by WPHL or any of its other rights or remedies, at law or in equity, if the CHL shall be in default of any of their representations, warranties, covenants, or obligations under this Agreement; and

B.    All representations and warranties by the CHL in this Agreement, or in any written statement that shall be delivered to CHL by any of them under this Agreement, shall be true in all material respects on and as of closing as though made at that time; and

C.    CHL shall have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the closing; and

D.    WPHL review and approval of the Schedules prior to closing; and

15.    Indemnification.

a.    Indemnification by CHL. Except as otherwise limited by this Section 15(a), CHL agrees to indemnify, defend and hold WPHL and each of its officers, directors, employees, agents, stockholders and their respective successors and assigns harmless from and against and in respect of damages actually suffered, including reasonable attorneys’ fees, incurred or realized by such party arising out of or resulting from or relating to:

(i) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by CHL in this Agreement or any misrepresentation in or omission from any other agreement, exhibit or writing delivered to WPHL pursuant to this Agreement; or

(ii) any retained liability.

b.    Indemnification by WPHL. Except as otherwise limited by this Section 15(b), WPHL agrees to indemnify, defend and hold CHL and each of its officers, directors, employees, agents, stockholders, and their successors and assigns harmless from and against and in respect of damages actually suffered, including reasonable attorneys’ fees, incurred or realized by such party arising out of or resulting from:

(i)    any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by WPHL in this Agreement or any misrepresentation in or omissions from any other agreement, exhibit or writing delivered to CHL pursuant to this Agreement; or

(ii)    any retained liability.

16.    Equitable Relief.    Nothing in this Agreement shall prevent the parties or corporation from seeking an injunction or equitable relief in addition to other damages.

17.    Notice.    All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address state below:

WPHL:	CHL:

14040 N. Cave Creek Road, Suite 100	405 S. Milwaukee
Phoenix, Arizona	Libertyville, Illinois 60048

With a copy to:	With a copy to:

J. Scott Rose	Lester Jay Rosen
Jenkens & Gilchrist,	666 Dundee Rd. #1706
1400 Frost Bank Tower	Northbrook, IL 60062
100 West Houston Street
San Antonio, Texas 78205

3. General and Administrative Provisions

18.    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their legal successors and assigns. CHL may assign this Agreement to a corporation owned by CHL provided CHL guarantees all obligations under this Agreement.

19.    Entire Agreement.    This written Agreement contains the sole and entire Agreement between the parties hereto and supersedes any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representations inducing the execution and delivery thereof except such representations as are specifically set forth herein, and each party acknowledges that they have relied upon their own judgment in entering into this Agreement. The parties further acknowledge that any statements or representations that may have heretofore been made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with their dealings with the other. There are no promises, terms, conditions, or obligations other than those contained herein; and this Agreement shall supersede all previous communications, representations, or agreements, either verbal or written between the parties.

20.    Time.    Time is of the essence in this Agreement.

21.    Choice of Law.    This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in Texas. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

22.    Valid Agreement.    If any provision of this Agreement shall for any reason, be held violative of any applicable law, then the invalidity of such a specific provision herein shall not be held to invalidate any other provisions herein, which other provisions shall remain in full force and effect unless removal of said invalid provisions destroys the legitimate purposes of this Agreement, in which event this Agreement shall be cancelled.

23.    Brokers.    Both parties warrant that no brokers were involved in this transaction.

24.    Counterparts.    This Agreement may be signed in multiple counterparts.

25.    No Waiver.    The waiver by one party of the performance of any covenants, condition or promise shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenants, condition or promise hereunder. The waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy shall not exclude other consistent remedies.

26.    Costs.    It is specifically understood by the parties hereto that each party shall be responsible, liable and obligated to bear its own expenses incurred or to be incurred in connection with the preparation, negotiation, documentation, and the Closing of the transactions contemplated by this Agreement.

27.    Arbitration.    Any dispute between the parties arising from this Agreement will be submitted to arbitration in accordance with the National Arbitration Rules and the losing party shall pay the reasonable attorney fees and costs of the prevailing party.

28.    Termination.    This Agreement may be terminated by CHL and/or WPHL upon the occurrence of any or all of the following events:

a)	by both parties upon written consent of CHL and WPHL;

b)	by both parties upon expiration of the original term or any extended term agreed to by the CHL and WPHL in writing;

c)	by either party in the event fewer than fifteen (15) Teams have consented to the execution of this Agreement on or before July 2, 2001; or

d)	by the performing party upon failure of either CHL or WPHL to perform any obligation hereunder and the continuation of such failure for thirty (30) days following written notice of such failure from the performing party.

Termination of this Agreement shall not be the exclusive remedy, but shall be cumulative of any other remedy available at law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written by their respective representatives who has been duly authorized by the parties to execute this Agreement.

WESTERN PROFESSIONAL HOCKEY LEAGUE

By:	/s/ Rick Kozuback
	Name:	Rick Kozuback
	Title:	Chief Executive Officer

CENTRAL HOCKEY LEAGUE, INC.

By:	/s/ Horn Chen
	Name:	Horn Chen
	Title:	President

List of Schedules

Schedule “A” -	WPHL Teams, CHL Teams, proposed divisions
Schedule “B” -	Staff
Schedule “C” -	Marketing Agreements/Corporate Sponsorships
Schedule “D” -	Assumed Contracts
Schedule “E” -	Grandfathered” CHL building sites
Schedule “F” -	Litigation Claims

CENTRAL HOCKEY LEAGUE - WESTERN PROFESSIONAL HOCKEY LEAGUE

JOINT OPERATING AGREEMENT DOCUMENTS

The following documents are available for inclusion within the closing documents.

Schedule A

Expansion Cities
1 Larimer County, Fort Collins, Colorado
2 Pueblo, Colorado
3 Rio Grande Valley, Hidalgo, Texas
4 Laredo, Texas
5 Galveston County, La Marque, Texas
6 Marana/Tucson, Arizona

Schedule C
Existing Agreements/Contracts
1 First USA-Affinity Group Bankcard Agreement
2 Interactive Entertainment Holdings
3 American Hockey Company
4 HRH Insurance
5 TicketMaster
Merchandise License Agreements
6 CYRK
7 InGlasco
8 Marketing Extreme
9 MB Advertising
10 Nordan
11 TCSports
12 All-Sports Marketing
13 American Promotions
14 Amital Spinning
15 Bimm Ridder
16 Gear for Sports
17 Graphic Industries
18 Jerry Harris Advertising
19 Kerr’s
20 Market Identity
21 Olympus Flag and Banner
22 Pinsource
23 Successories
24 Teamlites
25 Top of the World
26 Vantage
27 Viatran
28 Watermark

Schedule C (cont’d)
Existing Agreements/Contracts
Supplier Pool
29 Eagle
30 Vaughan Custom Sports
31 Bauer/Nike
32 Mission Hockey
33 Christian Brothers
34 The Hockey Co.
35 Branches
36 Innovative
37 Ferland
38 American Hockey Company
39 Franklin
40 Graf
41 Easton
42 Rawlings/Victoriaville
43 McKenney Custom Sports
44 Pro-Kennex
45 Louisville Hockey
Renewable Agreements/Contracts
1 Advantage Rent A Car
2 Texas Lottery Commission
3 Texas Department of Transportation
4 Fox Sports Net (Southwest (TV))
5 American Specialty Insurance
6 Ticket Craft Inc.

Schedule D
Assumed Contracts	Rates	Term
1 United States Postal Service - Postage Meter License
2 Pitney Bowes - Postage Meter Lease	$147.22/qtr
3 Danone Waters of North America - Water Dispensers	$132.00/Yr.	year-to-year
4 Lanier 5470 MFD Copier/Lanier 5222 MFD Copier-Fax Machine	$518.00/mo	expires 5/31/06
5 Maintenance agreement for Lanier Copier and fax machine.	$379.22/qtr	expires 5/31/06
6 Alta Vista - office lease $19.10 per sq. ft - 1.948 ft allocated	$3, 100/mo	expires 7/31/01
7 Protection One - Office security	$107.0D/qtr

Schedule F
Litigation Claims/Issues
1 MacFarlane - Tupelo franchise
2 Milano - Assessments owed.
3 Monroe/Newman - Loan balance due.

Miscellaneous Departmental Information Needed from CHL

General Administration

•	Team Contacts Directory for all teams including: Staff Names, Titles, Phone Numbers, Fax Numbers, Cell Phone Numbers (where applicable) & E-Mail Addresses.
•	Booster Club Contacts for all teams including: Contact Name, Phone Numbers, Fax Numbers & E-Mail Addresses

Finance and Team Administration

•	List of all legal names and registered addresses of any entities currently controlling CHL teams.
•	Proof of corporate status and all organizational documents of controlling entity.
•	If any controlling entity is a corporation, a stock ledger evidencing full beneficial ownership interest.
•	If any controlling entity is something other than a corporation or sole proprietorship, then provide partner agreements outlining the economic relationship between owners as well as a schedule outlining full beneficial ownership.
•	If any team has been owned by a different operating entity in the past two years, copies of the purchase agreement and other transactional documentation
•	Prior year financial statements for all teams. These should include: A Balance Sheet, An Operating Statement, Changes in Shareholders/Partner Equity & a Statement of Cash Flows.
•	Prior year end tax returns for all operating entities.
•	Details of any material schedule M-1, M-2 or retained earnings adjustments reported on the tax returns or in the financial statements.
•	A year to date financial statement for each team. These should include: A Balance Sheet & An Operating Statement.
•	The fiscal period for each team.
•	The operating budget for the 2001-2002 season for each team.
•	A list of The type of accounting system or software utilized by each team.
•	A copy of each team’s facility lease and any addendums.
•	A copy of each team’s concession contract.
•	A copy of each team’s ticketing/box office contract.
•	A copy of any other material operational contract for each team.
•	A list of which teams control their own merchandise and novelty sales.
•	Descriptions and details of the arrangement for those teams who do not control their own merchandise, and novelty sales.
•	A list outlining the ownership of each team’s refrigeration plant, ice making equipment, dashers, glass, etc. For teams that do own this equipment copies of all leases as well as information as to if any equipment has been pledged as security in any contractual arrangement. For teams that do not own this equipment details of it’s true ownership.
•	Names and contact information for outside legal and accounting professionals for each team.
•	Facility management contact information for each venue.

Hockey Operations

•	All player contracts from the last five seasons as well as all contracts for the 2001-2002 season.
•	Any historic documents pertaining to rules, salary charts, rule change documents, etc.
•	A Topeka Scarecrows final roster and dispersal draft list.
•	A list of total games played, player documents and all research.
•	All European contact #’s
•	A list of all year round registered contracts (i.e. player assistant coaches, player summer employment)

Ticketing

•	A list of all CHL Ticketing Department staff members.
•	Sales figures from the previous three seasons. This should include: Announced average attendance, drop count average, paid attendance average, # of season tickets, packages and vouchers and revenue derived from the sale of these tickets, Group sales figures for all teams, walk-up ticket averages, average ticket price, breakdown of all corporate tickets, total gross ticket revenue.

Marketing/Corporate Sales/Licensing

•	Information on any league wide sponsorship agreements.
•	Outline of any CHL Supplier Pool Policy
•	Outline of any CHL Merchandise Licensing Policy as well as vendor contact names.
•	Corporate sales figures both cash and trade for every CHL Team.
•	A list of all sponsors for each CHL team.

Public Relations

•	A list of all Supervisors of Off-Ice Officials.
•	All Team logos on disk in an eps format.
•	Local media contact lists for all teams. This list should include outlet type, contact, e-mail addresses, telephone #’s and fax #’s).
•	Booster club information for each team
•	A list of the official arena names and capacities for each team
•	A list of website addresses for each team